EXHIBIT 99

ABN AMRO

Rules of the Executive Stock Option Plan

Approved by the Managing Board on
1 September 1999 and by the Supervisory
Board on 12 October 1999.

KPMG Ref eig/abnamro-ss/2000/rules-esot(final) Final : 5 May 2000

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

Contents
1	Definitions	1
2	Application for Options	6
3	Grant of Options	7
4	Exercise of Options	8
5	Take-overs, Reconstructions, Liquidations etc	9
6	Variation of Share Capital	10
7	Manner of Exercise of Options	11
8	Administration and Amendment	14
9	Miscellaneous	16

Appendices

I(a)	Invitation Letter for Employees in the Netherlands
I(b)	Invitation Letter for Employees not in the Netherlands
II(a)	Application form for Employees in the Netherlands
II(b)	Application form for Employees not in the Netherlands (excluding Belgium)
II(c)	Application form for employees in Belgium
III	Letters of Grant
(a)	Non Netherlands Employees
(b)	Belgium
(c)	Netherlands Employees Conditional options

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

(d)	Netherlands Employees Unconditional Options
(e)	Netherlands Employees Premium option
(f)	Netherlands Employees Stock Rights
(g)	Netherlands Employees mixed options (Premium Option and Stock right)
(h)	Netherlands Employees mixed options (Unconditional Option and Stock Right)
(i)	Australian Employees options
IV	Supplemental arrangements relating to the Netherlands
IV(a)	Terms of Stock Rights
V	Supplemental arrangements relating to Italy

Schedule
Performance Schedule	-	Corporate Financial Performance Conditions
	-	Individual Performance Conditions

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

1	Definitions

1.1	In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

“ABN AMRO Dealing Rules”	the Bank’s rules governing inside information on ABN AMRO shares;

“AEX”	Amsterdam Exchanges N.V. or its successor.

“Application Form”	the application form in substantially the form set out in Appendix II or IIa;

“Associated Company”	any corporation in which the Company has a participation interest in the issued share capital of that corporation;

“the Bank”	ABN AMRO Bank NV established in Amsterdam;

“Base Year”	the accounting reference period of the Company immediately preceding the Date of Grant for which accounts have been published;

“Beneficiary”	the person or persons established according to the following order of priority

i)	the Eligible Employee’s Spouse failing whom

ii)	the Eligible Employee’s descendants known by the Plan Administrator to exist at the date of death, in equal shares per stirpes; failing whom

iii)	the Eligible Employee’s forbears known by the Plan Administrator to exist at the date of death in equal shares per stirpes; failing whom

iv)	the Bank

“the Company”	ABN AMRO Holding NV established in Amsterdam or, save for Rules 2, 3, and 8.3, such company as shall be at any time the “Acquiring Company” as defined in Rule 5.2;

“Corporate Compliance Department”	the department delegated with the responsibility and authority to determine whether any proposed action or dealing by Eligible Employees is in accordance with the securities or company law or other regulations or code adopted by the Bank (including the ABN AMRO Dealing Rules)

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

in line with such law or regulations;

“Corporate Financial Performance Condition”	the condition for the grant of any Option imposed pursuant to Rule 2 of the Plan based on an objective financial measure of the performance of the Company for the Performance Period;

“Date of Grant”	the date on which an Option, was or is to be granted to an Eligible Employee under the Plan, pursuant to Rule 3.4, or which is treated as being granted pursuant to Rule 3.2;

“Dealing Day”	a day on which the AEX is open for business;

“Eligible Employee”	an employee of any company within the Group who has been selected to participate by the Relevant Board;

“EPS”	the after tax earnings per share of the Company as calculated using the average number of ordinary shares outstanding and adjusted for increases in share capital stated (or, where such disclosure is not usually required, as it would be stated were it so required) in the published audited accounts of the Company for each accounting reference period, and where the period covered by these accounts is more or less than one year the EPS shall be recalculated on an annualised basis having due regard to any seasonal variations in the business of the Company. In any year in which there are changes to the accounting rules which may effect the EPS calculation, these changes may be taken into consideration when assessing the Performance Conditions;

“Exercise Price”	the price at which an Eligible Employee may acquire a Share on the exercise of an Option, being, subject to Rule 3.2 and Rule 6, not less than the Market Value of a Share on the Date of Grant;

“Group”	the Company and its Associated Companies and the phrase “Group Company” shall be construed accordingly;

“Individual Performance Condition”	the condition for the grant of Options imposed pursuant to Rule 2 of the Plan based on the performance of the Participant over the Performance Period, relative to the scale of performance in the Bank’s agreed appraisal system.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

“Injury, Sickness, Disability”	the cessation of employment by an Eligible Employee because of injury, sickness or disability, provided that the Group Company who employs the relevant individual may request reasonable evidence that:

i)	the individual has ceased his employment because he is incapable of performing it as a result of injury, sickness or disability; and

ii)	the individual is for that reason likely to remain incapable of performing his employment for the foreseeable future;

“Invitation”	the invitation in substantially the form set out in Appendix I or Ia;

“Invitation Date”	the date on which Eligible Employees are invited to apply for the grant of an Option;

“Letter of Grant”	the letter in substantially one of the forms set out in Appendix III as circumstances require;

“Managing Board”	the Managing Board of the Bank or a duly constituted committee thereof at which a quorum is present;

“Market Value”	the average of the highest and lowest official quotations of a Share on the AEX on the relevant Date of Grant or any other date on which market value is required to be determined for the purposes of this Plan;

“New Option”	an option over shares in the Acquiring Company (as defined in Rule 5.2 ) granted in consideration of the release of a Subsisting Option;

“Option”	a right to acquire Shares granted or to be granted pursuant to Rules 3.1 or 3.2;

“Option Holder”	an Eligible Employee who has been granted an Option or (where the context admits) his Beneficiary;

“Performance Condition”	a condition or conditions which must be satisfied to determine eligibility for the grant of Options and which may comprise Individual Performance Conditions and/or Corporate Financial Performance Conditions as determined by the Relevant Board from time to time;

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

“Performance Period”	the accounting reference period of the Company immediately preceding the Date of Grant;

“this Plan”	this 2000 Executive Stock Option Plan constituted and governed by the Rules with and subject to any amendments thereto properly effected;

“Plan Administrator”	any committee or individual delegated with the authority to administer the Plan;

“Relevant Board”	the Supervisory Board in relation to Options granted or to be granted to members of the Managing Board and in any other case, the Managing Board;

“Retirement”	the cessation of (active) employment by reason of retirement at the time at which the relevant individual is entitled to retire (whether by statute or by contract) or at such other age as may be agreed by the Group Company which employs the relevant individual, for example early retirement;

“Rules”	the rules of the Plan as the same may be amended from time to time and "Rule” shall be construed accordingly;

“Share”	an ordinary share of NLG1.25 (or its equivalent in any successor currency) in the capital of the Company which is, was or will be fully paid on issue;

“Spouse”	the Eligible Employee’s spouse or, in the case of an Eligible Employee who is not married, the unmarried partner of the Eligible Employee, if any, who fulfils the following conditions:

i)	is not the father, mother, brother, sister, son, daughter, grandson, granddaughter, nephew, niece or cousin of the Eligible Employee; and

ii)	has entered into a partner or cohabitation contract with the Eligible Employee before a notary public and the Plan Administrator has been notified by the Eligible Employee of the notarised contract and, where requested, been provided with a copy thereof

“Subsisting Option”	an Option which has been granted and which has not lapsed, been surrendered or been exercised in full;

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

“Supervisory Board”	The Supervisory Board of the Company or a duly authorised committee thereof at which a quorum is present;

“Vesting Date”	The third anniversary of the Date of Grant or such other date specified by the Relevant Board at the Date of Grant.

1.2	In these Rules, except insofar as the context otherwise requires:

	(i)	words denoting the singular shall include the plural and vice versa;

	(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

	(iii)	headings and captions are provided for reference only and shall not be considered as part of the Plan.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

2	Application for Options

2.1	The Bank may as provided for in this Rule 2 issue Invitations to Eligible Employees inviting them to apply for an Option. Such Invitations shall specify that the number of shares over which an Eligible Employee may apply for an Option are to be determined on the date on which ABN AMRO makes the announcement of its final results for the accounting reference period immediately preceding the date of the invitation. (“the Announcement Date”) and shall specify that the Exercise Price shall be determined on the Date of Grant.

2.2	The number of Shares over which an Eligible Employee may apply for an Option shall be determined according to the extent to which the Performance Condition for the relevant Performance Period shall have been satisfied. The Invitation shall specify that the closing date for applications shall be six business days after the Announcement Date.

2.2.1	The Performance Condition shall be:

(i) notified to Eligible Employees on or before the 31 March in the Performance Period;

(ii) not capable of amendment or waiver unless events happen during the Performance Period which cause the Relevant Board to consider that the Performance Condition has ceased to be appropriate and/or a fair measure of performance, where upon the Relevant Board may at any time amend, relax or waive the Performance Condition, provided that in the reasonable opinion of the Relevant Board any varied Performance Condition is materially no more difficult to satisfy than when originally imposed or last amended as the case may be;

2.2.2	For the avoidance of doubt different Performance Conditions may apply to individual Eligible Employees or to categories of Eligible Employees as the Relevant Board shall, in its discretion, determine.

2.2.3	The Performance Condition shall be determined as set out in the Schedule to these Rules, provided that the Relevant Board may at any time before the date on which Performance Conditions for any Performance Period are notified in accordance with Rule 2.2.1 amend the Corporate Financial Performance Condition and/or the Individual Performance Condition by substituting a different financial measure or by varying N or Y or any of the factors applied to N as it shall, in its discretion, consider appropriate.

2.3	Invitations may be issued to Eligible Employees at any time when under local securities, company or other regulations Invitations are permitted to be sent out but in any event not later than the Announcement Date.

2.4	Each Eligible Employee who has been invited to apply for an Option pursuant to Rule 2.1 above, may, before the closing date stated in the Invitation, apply for an Option by duly completing and returning the Application Form to be received on or before the closing date stated in the Invitation.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

3	Grant of Options

3.1	No later than seven business days after the Announcement Date, an Option or Options may be granted to any Eligible Employee under this Plan from whom a duly completed Application Form has been received (and has not been withdrawn) provided that person is still an Eligible Employee at the Date of Grant.

3.2	Where the circumstances noted in Rule 5 apply, New Options may be granted in consideration for the release of Options previously granted under the Plan. Such New Options are deemed to be equivalent to the old Options and to have been granted within the terms of this Plan.

3.3	No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Letter of Grant shall carry a statement to this effect. For the avoidance of doubt, this Rule 3.3 shall not prevent the Option of a deceased Option holder being exercised by the Beneficiary within the terms of these Rules.

3.4	A Letter of Grant shall be despatched as soon as practicable after the Date of Grant to each Option Holder. The Letter of Grant shall specify the Date of Grant, the number of Shares subject to Option and the Exercise Price.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

4	Exercise of Options

4.1	Subject to each of the succeeding sections of this Rule 4 and Rule 7 below any Subsisting Option may be exercised by the Option Holder or, if deceased, by his Beneficiary in whole or in part at the time of or at any time following the occurrence of the earliest of the following events:

4.1.1	the Vesting Date;

4.1.2	an opportunity to exercise the Option pursuant to Rule 5;

4.1.3	the Option Holder ceasing to be an employee of the Group by reason of Death prior to the Vesting Date and the Relevant Board deciding within one month of his Death that his Option may be exercised from such date before the Vesting Date as they shall in their discretion decide;

4.1.4	any date on which any period specified pursuant to Rule 4.2.2 or 4.2.3 below commences;

4.2	An Option shall lapse and become thereafter incapable of exercise on the earliest of the following events:

4.2.1	the seventh anniversary of the Date of Grant or such other date specified by the Relevant Board at the Date of Grant;

4.2.2	upon the Option Holder ceasing prior to or after the Vesting Date to be an employee of the Group for any reason other than Injury, Sickness, Disability, Retirement or Death unless the Relevant Board decides within one month of his so ceasing that his Option shall not lapse. If the Relevant Board so decide, they shall specify the period during which the Option may be exercised such period not to expire later than the date specified in 4.2.1 and at the expiry of that period the Option shall lapse;

4.2.3	upon the Death of the Option Holder prior to the Vesting Date but after he has ceased to be an employee of the Group by reason of Injury, Sickness, Disability or Retirement, or in circumstances where the Relevant Board exercised their discretion under Rule 4.2.2 such that the Option did not lapse when the Option Holder ceased to be an employee of the Group, unless the Relevant Board decides within one month of being notified of his Death that his Option shall not lapse. If the Relevant Board so decide, they may specify the period during which the Option may be exercised by the Option Holder’s Beneficiary, such period not to expire later than the date specified in 4.2.1 and at the expiry of that period the Option shall lapse;

4.2.4	the date of lapse determined in accordance with Rule 5;

4.2.5	the surrender of the Option by the Option Holder.

4.3	For the avoidance of doubt Options shall only be exercisable during a period which shall be an open period, or as otherwise permitted under the terms of the ABN AMRO Dealing Rules.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

5	Take-overs, Reconstructions, Liquidations etc

5.1	Notwithstanding anything in the Plan to the contrary the Relevant Board may in its sole discretion, accelerate the Vesting Date of any Option in the event of a tender offer for the Company’s Shares, the adoption of a plan of merger, consolidation, reconstruction or liquidation under which either a majority of the Company’s Shares would be eliminated or the Company would become a subsidiary of another Company or a sale of substantially all of the Company’s Assets. At the end of any period allowed by the Relevant Board for such exercise of Options the Options shall, to the extent unexercised, lapse.

Alternatively the Company may in its sole discretion cancel any or all Options upon any of the foregoing events and provide for the payment to Option Holders in cash an amount equal to the difference between the Exercise Price and the Market Value of the Shares subject to his Options as determined by the Relevant Board at the close of business on the date of such event.

5.2	If as a result of the events specified in Rule 5.1 a company has obtained control of the Company the Option Holder may, if that other company (“the Acquiring Company”) so agrees release within a period specified by the Acquiring Company (being not less than 28 days nor more than 90 days from the date of change of control any Subsisting Option he holds in consideration of the grant of an option (“the New Option”) by the Acquiring Company over shares in the Acquiring Company and if at the end of the specified period the Option has not been exercised or released in consideration of a New Option, it shall lapse.

5.2.1	A New Option issued in consideration of the release of an Option shall be evidenced by a Letter of Grant which shall import the relevant provisions of these Rules. A New Option shall for all the purposes of the Plan be treated as having been acquired at the same time as the corresponding released Option.

5.2.2	In the event of a release of a Subsisting Option and grant of a New Option

(a) the total Market Value of the shares subject to the New Option immediately after the release shall be equal to the total Market Value immediately before the release of the Shares which were subject to the Option Holders released Option; and

(b) the total amount payable by the Option Holder for the acquisition of shares in pursuance of the New Option shall be equal to the total amount that would have been payable for the acquisition of Shares under the released Option.

5.3	If as a result of the events specified in Rule 5.1 an Acquiring Company will obtain control of the Company, then the Relevant Board may in its discretion resolve that no Option will become exercisable as a result of Rule 5.1 providing that if the Acquiring Company does not make an offer to exchange all Subsisting Options within 30 days of the relevant event than the resolution shall cease to be effective and Rule 5.1 shall apply as if no such resolution had been passed. For the avoidance of doubt, this Rule 5.3 does not affect the date on which an Option lapses under Rule 4.2.2 or Rule 4.2.3

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

6	Variation of Share Capital

6.1	In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any demerger, capitalisation or rights issue or any consolidation, sub-division or reduction of capital or in such other circumstances as the Managing Board with the consent of the Supervisory Board considers appropriate the number of Shares subject to any Option and the Exercise Price may be adjusted (including retrospective adjustments) by the Plan Administrator.

6.2	Such adjustment shall be deemed to be effective, from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within that period shall be treated as exercised with the benefit of the variation.

6.3	The Plan Administrator shall take such steps as it considers necessary to notify Option Holders of any adjustment made under Rule 6.1 and to amend the Option Record consequent upon such adjustment.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

7	Manner of Exercise of Options

7.1	The exercise of any Option under the Plan shall be conditional on the appropriate consent being received from the Compliance Department.

7.2	Subject to Rule 4.3 an Option shall be exercised in whole or in part by the Option Holder or, as the case may be, his Beneficiary giving notice in writing of his intention to exercise to the Company accompanied by the appropriate consent from the Compliance Department and either:

	(a)	an instruction to the Plan Administrator to implement an exercise and immediate sale of all or a specified number of Shares over which the Option is to be exercised on that occasion, provided that in the case of an instruction to sell some only of such Shares the number specified must not be less than is sufficient to realise into cash an amount equal to the number of Shares subject to that notice of exercise multiplied by the Exercise Price plus any amount required to satisfy Rule 7.6.

In the event of any instruction under this sub-rule 7.2(a) the Plan Administrator shall account from the proceeds of sale of the Shares to

		i)	the Company with the relevant amount due in respect of the aggregate Exercise Price;

		ii)	the Group Company which employs the Option Holder with such amount as is required to satisfy Rule 7.6 (if any); and

		iii)	with any balance to the designated account of the Option Holder; or

	(b)	payment of an amount equal to the aggregate Exercise Price of the Shares over which the Option is being exercised.

together with, where appropriate, an instruction under Rule 7.6

The notice of intention to exercise shall be effective on the date of the receipt of the appropriate payment (as appropriate) and paperwork (including any consent required under Rule 7.1) by the Company.

7.3	Subject to Rule 7.6, where an Option is exercised, the Shares subject to that Option shall be allotted and issued credited as fully paid or (as the case may be) transferred to or as directed by the Option Holder within 30 days of the date of exercise and the Company shall arrange for the delivery of definitive evidence of title in respect of the Shares acquired.

7.4	Save for any rights determined by reference to a record date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class as Shares then in issue.

7.5	For so long as Shares in the Company are listed on the AEX, the Company shall apply for Shares in respect of which an Option has been exercised to be admitted to the AEX, if they were not so admitted already.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

7.6	If, in respect of any Option Holder, the employing company or any company in the Group shall be required by the law of any jurisdiction to deduct or withhold any amounts in respect of tax and/or social security and/or other liabilities in respect of or on account of that Option Holder’s liability for the same by reason of the Options granted to him, (whether any such requirement arises at the Date of Grant of the Options or at the date of exercise of the Options or at some other date), or if the Option Holder shall be liable personally to account for tax and/or social security and/or other liabilities in respect of the Options prior to the date of exercise of the same, then in any such case as specified by the Option Holder either:

7.6.1	the Option Holder shall grant to the Company, the irrevocable authority, as agent of the Option Holder and on his behalf, to sell and/or retain and sell subsequently and/or procure the sale of such number of Shares subject to the Option as is sufficient to realise net proceeds to enable the relevant Group company or employing company (as the case may be) to account for such amount of tax and/or social security and/or other liabilities and, in such circumstances, the Shares issued or transferred to the Option Holder upon exercise of the Option shall be reduced by the number of such Shares as have been sold or retained as mentioned above; or

7.6.2	the Option Holder shall pay to the Company or relevant employing company, as applicable, in such currency as may be required, the amount necessary to satisfy such liabilities.

7.7	For the avoidance of doubt:

7.7.1	where in relation to Rule 7.6 the liability to deduct or withhold falls on the employing company, Group Company or the Option Holder and the Option Holder opts in accordance with Rule 7.6.1 the Company, shall account to such employing company, Group Company or the Option Holder (as the case may be) with the net proceeds of sale for the Shares or an amount equivalent thereto in order to enable such liabilities to be settled and if, following such sale, there shall be any balance of the proceeds of sale not required to meet such liabilities, such balance shall be paid by the Company, to the Option Holder for his own use and benefit absolutely;

7.7.2	if the Option Holder on exercising an Option fails to specify either Rule 7.6.1 or Rule 7.6.2 or, if having specified Rule 7.6.2 he fails to make the required payment within 15 days of the date of that exercise he shall be deemed for all purposes to have given an irrevocable authority within Rule 7.6.1.

7.8	If an Option Holder exercises an Option the Company may in lieu of allotting or transferring shares in accordance with Rule 7.3:

7.8.1	pay to such Option Holder a cash sum equal to the amount by which the value of the Shares subject to such Option (calculated as the Market Value of a Share on the AEX for the Dealing Day prior to the date of exercise) exceeds the total exercise price, less any amounts of tax, social security or other liabilities in respect of or on account of that Option Holder’s liability for the same by reason of such payment; or

7.8.2	allot or transfer such number of Shares as may, subject to Rule 7.6, be acquired with the cash sum calculated in accordance with Rule 7.8.1 at the relevant date of exercise; or

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

7.8.3	make such other arrangements, including arrangements with a third party broker, to facilitate cashless exercises;

Provided that if a payment, allotment or transfer of Shares is made to an Option Holder pursuant to this Rule 7.8, such Option Holder shall have no further rights in respect of the Shares subject to that Option.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

8	Administration and Amendment

8.1	The Plan shall be administered by the Plan Administrator whose decision shall be final save where the Rules require a decision to be made by the Relevant Board. Any question concerning the interpretation of these Rules shall be determined by the Relevant Board and such decision shall be final and binding.

8.2	Option Holders shall not be entitled to:

8.2.1	receive copies of accounts, circulars or notices sent to holders of Shares;

8.2.2	exercise voting rights; or

8.2.3	receive dividends

in respect of Shares which have not been issued or transferred to such Option Holders on the exercise of Options in accordance with these Rules.

8.3	The Relevant Board may from time to time amend these Rules to benefit the administration of the Plan, to take account of changes in legislation or tax rulings or other clearances of any description, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or Eligible Employees or for the Company or for any Group Company provided that:

8.3.1	no amendment shall be effective which would materially prejudice the interests of Option Holders in relation to Options already granted to them unless such prior consent or sanction of Option Holders is obtained as would be required under the provisions for the alteration of class rights contained in the incorporation documents and governing statutes of the Company for the time being if the Shares to be allotted or transferred on the exercise of the Options constituted a separate but single class of shares and such Shares were entitled to such rights;

8.3.2	the Relevant Board may, subject to Rules 8.3.1 create sub-plans to this Plan in which it may make such amendments to the Rules as it considers necessary or desirable to operate the Plan in any jurisdictions in which Eligible Employees are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction.

In particular the Relevant Board confirms the adoption of supplemental arrangements as specified in Appendices IV and IV(a) in relation to Eligible Employees resident in The Netherlands who have been selected to participate under the supplemental arrangements specified in Appendix IV and the Relevant Board confirms its approval of these supplemental arrangements.

8.4	The cost of establishing and operating the Plan (including any duties arising on a issue or transfer of Shares to an Option Holder on exercise of an Option) may be borne by the companies within the Group in such proportions as the Relevant Board shall determine.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

8.5	Any notice or other communication under or in connection with the Plan may be given by the Company either personally or by post or fax or e-mail, and to the Company either personally or by post, fax or e-mail (unless otherwise provided under the Plan) to the Plan Administrator, items sent by post and shall in the case of notices or communications to the Company be treated as received on the day actually received by the Company and in the case of notices from the Company shall be deemed to have been received 48 hours after posting.

8.6	The Relevant Board may exercise its discretion where it considers that it is necessary or desirable to do so, to provide that such Eligible Employees so designated by the Relevant Board shall receive awards of stock rights which entitle them to receive a cash payment. Such awards will be granted on substantially the same terms as Options subject to such modifications as considered appropriate by the Relevant Board. On exercise of the awards the award holder will be treated as if the notional stock comprised in the award were Shares and will receive a payment equivalent to the Market Value per Share at the date of exercise less the notional Exercise Price per Share multiplied by the number of Shares comprised in the award, subject to any deductions in accordance with Rule 7.

ABN-AMRO
Rules of the Executive Stock Option Plan
Final : 5 May 2000

9	Miscellaneous

9.1	The rights and obligations of any individual under the terms of his employment with any Group Company shall not, except as specifically provided under the Plan, be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination.

9.2	Neither the grant of an Option nor any benefit which may accrue to an Option-holder on the exercise of an Option shall form part of that Option Holder's pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.